Oliver R. Grace, Jr.
                               55 Brookville Road
                            Glen Head, New York 11545
                            Telephone: (516) 686-2207
                               Fax: (516) 626-1204

                                 August 26, 2004

Mr. Andy Intrater
Mr. Ivan Isakov
Columbus Nova Investments VIII LTD.
590 Madison Avenue
New York, New York 10022

         Re: Transactions (the "Transactions") Contemplated by (a) the Moscow CableCom Corp. ("MOCC")/Columbus Nova Investments VIII LTD. ("CN") Series B Stock Subscription Agreement of even date herewith (the "Subscription Agreement"), the Bridge Facility, and the Term Loan Facility. (Unless otherwise defined herein, the defined terms in the Subscription Agreement are incorporated herein by reference.)

Dear Ivan:

         In connection with the Transactions, Oliver R. Grace, Jr. ("Grace") on the one hand, and CN, on the other hand, (Grace and CN being referred to herein as the "parties" or when referring to just one of the foregoing, a "party"), for and in receipt of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

         1. Prior to the Closing of the Transactions, CNI agrees that it is acceptable to CN that, upon approval of the Compensation Committee of MOCC, my compensation from MOCC for 2004 will be the same amount as my compensation for 2003, to wit: One Hundred Thousand Dollars ($100,000).

         2. Upon the Closing of the Transactions, we agree that during the period that I am on the MOCC Board of Directors following the Closing, I will (i) act as one of the trustees of the MOCC

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               Pension Plan and (ii) be responsible for the supervision of the Conversion Offerings in which MOCC and its United States Subsidiaries elect to participate. My compensation by MOCC for engaging in these activities on behalf of the Company will be $50,000 per year to be paid in 12 equal payments each year.

         3. Upon the Closing of the Transactions, we agree that for the later to occur of: (a) twenty-four (24) months after the Closing, or (b) the two Annual Meetings of the MOCC Stockholders that are held following the Closing, CN will support James J. Pinto ("Pinto") and Oliver R. Grace, Jr. ("Grace") nominations as candidates for election to the MOCC Board of Directors of MOCC.

               For the avoidance of doubt and for the purposes of clarity, the intent of the parties to this Agreement is that CN will support the nominations of Grace and Pinto (or their substitutes as contemplated by paragraph 4 below) to serve as directors on the Board of Directors of MOCC for the period commencing on the Closing Date and ending on thirty-six month anniversary of the Closing Date.

         4. In the event that either or both of Grace and/or Pinto, for any reason, cannot serve on the MOCC Board, then you agree that you will support the nominations of one of the following individuals in place of Grace and/or Pinto: Francis E. Baker, Thomas Mc Partland, Lou Lubrano, or Peter N. Bennett.

         5. That the compensation being paid to me as set forth in item # 1 and item #2 above is in addition to, and not in lieu of, (a) the fees that will be paid to me as a member of the MOCC Board of Director, and (b) reimbursement for business travel and living expenses associated with attending in-person meetings of the MOCC Board of Directors.

         6.    Miscellaneous:

               A.    Entirety: This Agreement sets forth the entire
                     --------
                     agreement and understanding among the parties with respect to the subject matter hereof.

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               B.    Governing Law: This Agreement shall be construed in
                     -------------
                     accordance with and governed by the laws of the State of New York.

               C. Counterparts: This Agreement may be signed in counterparts.

         If this Agreement is acceptable to CN, please sign in the place provided below and send a signed copy to me.


                                           Very truly yours,


                                           /s/ Oliver R. Grace, Jr.
                                           ---------------------------
                                           Oliver R. Grace, Jr.


Accepted and Agreed by Columbus Nova Investments VIII Ltd.

Columbus Nova Investments VIII LTD.


By: /s/ Andrew Intrater
    --------------------------------
         Name:  Andrew Intrater
                --------------------
         Title: Managing Partner
                --------------------

Dated: August 26, 2004

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